EXHIBIT 99.1

News Release

TranSwitch Corporation Announces the Exchange of its 2010 Notes for
New 2011 Notes and the Filing of Shelf Registration Statement

SHELTON, CT — October 21, 2009 — TranSwitch Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging voice, data and video network, today announced that on October 20, 2009, it entered into privately negotiated agreements pursuant to which it shall exchange all of its $10.013 million aggregate principal amount of its outstanding 5.45% Convertible Notes due September 30, 2010 (“Old Notes”) for an equivalent principal amount of a new series of 5.45% Convertible Notes due September 30, 2011 (“New Notes”).

The conversion price of the New Notes has been established initially at $0.90 principal amount of New Notes per share of common stock, as compared to $1.83 per share for the Old Notes.  Terms of the New Notes provide for payment of principal on a monthly-basis such that the principal amount of the debt service will have been paid down in monthly installments through September 2011, as compared with a balloon payment of the entire principal amount at September 30, 2010 for the Old Notes.  Interest shall be paid on a monthly basis.  Payments of principal for the New Notes may be made in cash or, at the Company’s option, upon satisfaction of certain conditions, in shares of its common stock.  The New Notes are subject to auto-conversion by the Company at its discretion at any time if its common shares have traded over 150% of the conversion price of $0.90 (or a per share price of over $1.35) for 20 consecutive trading days.

The New Notes will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirement of the Securities Act and applicable state securities laws.

“We believe the terms of the debt refinancing demonstrate the confidence our convertible noteholders have in the “New TranSwitch,” stated Dr. Santanu Das, TranSwitch’s President and CEO.  “With our improved operating performance, we felt it opportune to refinance our remaining long-term debt on similar terms with an extended maturity while providing flexibility in paying down the principal.”

In addition to the note exchange, TranSwitch also announced it has filed a universal shelf registration statement with the Securities and Exchange Commission (SEC), which if and when declared effective by the SEC, would enable the Company to raise funds through one or more issuances of the securities covered by the shelf registration statement, subject to market conditions and the Company’s capital needs.

An offering of securities covered by the shelf registration statement will be made only by means of a written prospectus and prospectus supplement, and specific terms of any future offering will be subject to prevailing market conditions.  The Company does not currently have any commitments or intentions to sell securities at this time.  The Company may use the net proceeds from the sale of these securities for general corporate purposes, which may include repayment or refinancing of existing indebtedness, acquisitions, investments, capital expenditures, repurchase of its capital stock and for any other purposes that the Company may specify in any prospectus supplement.

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The registration statement relating to the securities listed in the shelf registration has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, nor shall there be any sale of the securities mentioned herein in any state or other jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About TranSwitch Corporation

TranSwitch Corporation (Nasdaq: TXCC) designs, develops and markets innovative semiconductors and technologies that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

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Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch is a registered trademark of TranSwitch Corporation.

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TranSwitch Corporation     3 Enterprise Drive     Shelton, CT  06484 USA     (203) 929-8810     Fax: (203) 926-9453     www.transwitch.com

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For More Information Contact:

TranSwitch Corporation
Ted Chung
Vice President, Business Development
(203) 929-8810, ext. 2004

Robert Bosi
Vice President and Chief Financial Officer
(203) 929-8810, ext. 2465

TranSwitch Corporation     3 Enterprise Drive     Shelton, CT  06484 USA     (203) 929-8810     Fax: (203) 926-9453     www.transwitch.com